EXHIBIT 99.1


 Contact: Robert S. Volland              FOR IMMEDIATE RELEASE
          Aqua Alliance                  March 3, 1999
          781-224-6116

                     PUERTO RICO AQUEDUCT & SEWER AUTHORITY
  INCREASES SIZE AND SCOPE OF CONTRACT WITH AQUA ALLIANCE INC. AND COMPAGNIE
                            GENERALE DES EAUX-SAHIDE

     WAKEFIELD, Massachusetts   Aqua Alliance Inc. (AMEX: AAI) and
 Compagnie Generale des Eaux-Sahide (CGE), a Vivendi subsidiary, jointly announced today that they were awarded a substantial increase in the size and scope of their ongoing contract with the Puerto Rico Aqueduct & Sewer Authority (PRASA). The new agreement will allow AAI and CGE to more efficiently operate the water and wastewater treatment systems, which serve over 3.6 million residents on the island of Puerto Rico.

      Under the amended contract, AAI and CGE will be responsible for all of PRASA's operations. The agreement, with revenues approximating $145 million annually, is one of the largest water services contracts ever signed. This is an important and unique event in Puerto Rico, as the Aqueduct and Sewer Authority was the only public agency to be declared on emergency status in 1993. The new contract responds to recommendations made by the PRASA Governing Board and AFI (Infrastructure Financial Authority) after evaluating various alternatives to improve the water service in the Island.

      The Honorable Pedro Rossello, Governor of Puerto Rico, said, "I am very pleased to be here and witness this special moment which establishes a new step in the quest of services of excellence for our people."

      Thierry Mallet, President and Chief Executive Officer of Aqua Alliance Inc., stated, "Our efforts over the next two and a half years will help PRASA develop into an excellent delivery system for water related services. We are extremely pleased to continue working with PRASA in an expanded capacity to meet the important challenge of rehabilitating, operating, maintaining and managing services that are essential to the residents of Puerto Rico, and we appreciate the confidence the government of Puerto Rico has expressed in us."

      The Executive Director for International Operations of Compagnie Generale des Eaux-Sahide, Gerard Mohr, commented that, "Our organizations welcome the opportunity to continue in this expanded relationship, and are committed to succeed to benefit the entire population of Puerto Rico."

      Aqua Alliance provides a comprehensive range of services and technologies for the engineering, design and construction of water and wastewater facilities; the remediation of hazardous waste; and the operation, maintenance and management of water and wastewater treatment systems. These services are provided to a full range of government and industrial clients. Aqua Alliance is an affiliate of Vivendi, the world's largest water company.